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                                                                    EXHIBIT 3.20


                            1997 AMENDMENT NO. 1 TO
                      THIRD AMENDED AND RESTATED BYLAWS OF
                              TCC INDUSTRIES, INC.


        Section 3.02 of the Third Amended and Restated Bylaws, as amended, of TCC Industries, Inc., a Texas corporation (the "Corporation"), was amended by Unanimous Written Consent of the Board of Directors of the Corporation dated as of March 3, 1997, by deleting the first four sentences thereof and inserting in lieu of such sentences, the following, effective as of the date of such consent:

        "The Board of Directors shall consist of six (6) members, each to hold office until the next annual meeting of shareholders or until his or her successor shall be elected and shall have qualified. Notwithstanding the immediately preceding sentence, any person elected as a director prior to the 1997 Annual Meeting of Shareholders of the Corporation shall hold office for the term which they were elected, unless they are removed or resign in accordance with these Bylaws."

        The undersigned Secretary of the Corporation hereby certifies that the foregoing is true and correct.



                                                    /s/ FRANK W. DENIUS
                                                --------------------------
                                                Frank W. Denius, Secretary